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                                                                   EXHIBIT 11.01

                              ISONICS CORPORATION

                        STATEMENTS REGARDING CALCULATION
                     OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                     PRO FORMA
                                                                     ----------
                                                       YEAR ENDED
                                                       APRIL 30,     YEAR ENDED
                                                     --------------  APRIL 30,
                                                      1996   1997       1997
                                                     ------ -------  ----------
Net Income (Loss)................................... $  281 $(1,363)  $(1,363)
Interest on nonconvertible promissory notes.........    --      --        315
                                                     ------ -------   -------
Net Income (Loss)................................... $  281 $(1,363)  $(1,048)
                                                     ====== =======   =======
Weighted Average Common Stock Outstanding...........  3,570   4,113     4,113
Dilutive Effect of Preferred Stock..................    235     --        141
Pro forma shares issued for repayment of debt.......    --      --        399
Dilutive effect of stock options and warrants
 granted approximately twelve months preceding the
 offering, calculated using the treasury stock
 method at $3.50 per share..........................  2,144   1,777     1,777
                                                     ------ -------   -------
Shares Used in Computing Per Share Information......  5,949   5,890     6,430
                                                     ====== =======   =======
Net Income (Loss) Per Share......................... $  .05 $  (.23)  $  (.16)
                                                     ====== =======   =======
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